                                                                    EXHIBIT 99.4


         FLIGHTSERV.COM CLOSES ACQUISITION OF INTERNET AVIATION SERVICES
                         FOR 1.75 MILLION COMMON SHARES


ATLANTA, GA AUGUST 25, 2000 - flightserv.com (AMEX:FSW) today announced that it has acquired Internet Aviation Services, Ltd. ("IASL") in consideration for 1,750,000 common shares. The closing of the IASL acquisition is the first of a series of strategic transactions approved by flightserv.com's Board of Directors that will provide a substantial capital infusion, new management leadership and related businesses to strengthen flightserv.com's operations and permit the continued development of the company's existing business. As part of the acquisition of IASL, flightserv.com approved employment agreements with Kent R. Elsbree and Anthony C. Evans. IASL is a new, innovative leisure and business travel service company at www.iaviationservices.com. Presently, IASL has contracts pending for $9,000,000 to provide air private charter services beginning in December 2000 and continuing for 12 months.

In connection with today's announcement, Todd Bottorff, President of flightserv.com stated that "With the acquisition of IASL, flightserv is bringing two proven charter operators who can both build IASL's travel service business and provide operational synergies to strengthen and expand flightserv's existing offering of individual seats on private jets. The acquisition also expands our strategic scope from the business travel segment to include the leisure traveler as well."

flightserv.com enables passengers to book individual seats on private jets between selected cities in the United States. Currently, the company offers flights between New York's Teterboro Airport (located 7 miles from downtown Manhattan) and Atlanta's Dekalb-Peachtree Airport (located minutes from Atlanta's business district). For more information, please visit www.flightserv.com.


CONTACTS:
Todd Bottorff, flightserv.com
770-986-9791
tbottorff@flightserv.com

Kent Elsbree, IASL
770-986-9791
elsbree1@aol.com


Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives are forward-looking statements within the meaning of Section 21E of the Securities Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including those risks described in the Company's filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.